UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2024 (August 29, 2024)

ALDEYRA THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-36332	20-1968197
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

131 Hartwell Avenue, Suite 320

Lexington, MA 02421

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (781) 761-4904

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	ALDX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Principal Financial Officer and Principal Accounting Officer

On August 29, 2024, the board of directors of Aldeyra Therapeutics, Inc. (the “Company”) approved the appointment of Michael Alfieri as the Company’s principal financial officer and principal accounting officer effective as of August 31, 2024 (the “Effective Date”). Pursuant to the Master Services Agreement, by and between the Company and Danforth Global, Inc. (“Danforth”), dated as of August 5, 2024 (the “Danforth Consulting Agreement”), Mr. Alfieri shall provide services to the Company under the Danforth Consulting Agreement as an independent contractor and employee of Danforth, with Danforth receiving cash compensation at an agreed upon hourly rate. The Danforth Consulting Agreement may be terminated by the Company or Danforth with cause, upon 30 days written notice, and without cause, upon 60 days written notice.

Mr. Alfieri has served as a consultant with Danforth, a provider of strategic and operational finance and accounting for life science companies, since September 2019, where he provides financial consulting services to both public and private pharma and biotechnology companies. Prior to then, Mr. Alfieri served as Vice President, Finance and Principal Financial Officer of Genocea Biosciences, Inc., a biopharmaceutical company, from April 2018 through March 2019. Prior to Genocea, Mr. Alfieri served as Vice President, Finance of Radius Health, Inc., a biopharmaceutical company, from January 2017 through April 2018. Prior to Radius, Mr. Alfieri served as Corporate Controller of Merrimack Pharmaceuticals, Inc., a biopharmaceutical company from 2014 to 2017. Mr. Alfieri holds both a B.S. and a M.S. from Bentley University.

There are no arrangements or understandings between Mr. Alfieri and any other person pursuant to which Mr. Alfieri was appointed as an officer of the Company, other than the Danforth Consulting Agreement. Mr. Alfieri does not have any family relationship with any director or executive officer of the Company and does not have any direct or indirect interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing description of the terms and conditions of the Danforth Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Danforth Consulting Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending September 30, 2024.

Greenberg Separation Agreement and Consulting Agreement

As previously disclosed by the Company, Bruce Greenberg stepped down from his positions with the Company, including as the Company’s Senior Vice President of Finance, Interim Chief Financial Officer and principal financial officer and principal accounting officer as of the Effective Date. The Company entered into a separation agreement with Mr. Greenberg dated August 31, 2024 (the “Separation Agreement”), which, among other things, provides that, consistent Mr. Greenberg’s offer letter with the Company dated November 26, 2019, Mr. Greenberg will receive (i) continued payment of his base salary for six months; (ii) a lump-sum cash payment equal to $125,895; and (iii) payment by the Company of the monthly premiums under COBRA for him and his eligible dependents for up to six months following the termination of his employment. In connection with the execution of the Separation Agreement, the Company and Mr. Greenberg entered into a consulting agreement effective as of the Effective Date pursuant to which Mr. Greenberg will provide consulting services to the Company through November 30, 2024 in consideration for the continued vesting of his outstanding options to purchase shares of the Company’s Common Stock (the “Greenberg Consulting Agreement”).

The foregoing description of the terms and conditions of the Separation Agreement and Greenberg Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement and Greenberg Consulting Agreement, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the period ending September 30, 2024.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALDEYRA THERAPEUTICS, INC.

By:	/s/ Todd C. Brady
Name:	Todd C. Brady, M.D., Ph.D.
Title:	Chief Executive Officer

Dated: September 3, 2024